Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, IL 60154	NEWS RELEASE

CONTACTS:
Investors:  Heather Kos, 708-551-2592
Media:  Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS FIRST QUARTER 2019 RESULTS

•                  First quarter 2019 reported and adjusted EPS* were $1.48 and $1.54, compared with $1.90 and $1.94 in the first quarter 2018

•                  2019 adjusted EPS expected to be in the range of $6.80-$7.20

WESTCHESTER, Ill., May 2, 2019 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the first quarter 2019. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2019 and 2018, include items that are excluded from the non-GAAP financial measures that the Company presents.

“During the first quarter, our performance was challenged by continued unfavorable foreign exchange impacts, difficult raw material market conditions in North America, and continued macroeconomic weakness in South America. We are navigating this environment by taking aggressive pricing actions to pass through foreign exchange impacts and accelerating our $125 million Cost Smart savings program,” said Jim Zallie, Ingredion’s president and chief executive officer.

“We are strengthening our higher-value, starch-based texturizer portfolio by expanding capacity for future specialty growth with the acquisition of the Western Polymer business.  Also during the quarter, we continued to advance our specialties growth strategy with the previously announced $200 million of investments in clean and simple ingredients, plant-based proteins and sugar reduction capabilities. We remain steadfast in leveraging these capabilities to deliver value through customer co-creation.”

“Given the challenging macroeconomic and market conditions, we have lowered the top end of our expected adjusted EPS guidance to be in the range of $6.80 to $7.20,” concluded Zallie.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	1Q18	1Q19
Reported EPS	$1.90	$1.48
Acquisition/Integration Costs	—	$0.01
Impairment/Restructuring Costs	$0.04	$0.05
Adjusted EPS**	$1.94	$1.54

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

1Q19
Margin	(0.14)
Volume	—
Foreign exchange	(0.19)
Other income	(0.03)
Total operating items	(0.36)

Other non-operating income	(0.01)
Financing costs	(0.06)
Shares outstanding	0.13
Tax rate	(0.10)
Non-controlling interest	—
Total non-operating items	(0.04)
Total items affecting EPS	(0.40)

Financial Highlights

•                  At March 31, 2019, total debt and cash and short-term investments were $2.1 billion and $259 million, versus $2.1 billion and $334 million, respectively, at December 31, 2018. Cash and short-term investments decreases were primarily driven by lower net income and timing of changes in working capital.

•                  Net financing costs were $22 million or $6 million higher in the first quarter than the year-ago period, primarily driven by higher net debt and interest rates.

•                  Reported and adjusted effective tax rates for the quarter were 26.6 percent and 26.4 percent, compared to reported and adjusted effective tax rates of 21.4 percent and 21.1 percent, respectively, in the year-ago period.  The increase in reported and adjusted rates was primarily driven by a reduced excess tax benefit related to share-based payment awards.

•                  First quarter capital expenditures were $80 million, down $15 million from the year-ago period driven by higher investments in the year-ago period to expand capacity for plant-based proteins and sugar reduction.

•                  The $125 million Cost Smart program continues to identify additional ways to organize people and processes to achieve structural savings. The Company expects to exceed its stated 2019 year-end cumulative run-rate savings target of $24 million to $34 million, building to $125 million by year-end 2021, before inflationary effects.

Business Review

Total Ingredion

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
First quarter	1,469	-95	-27	73	1,420	-3%

Net Sales

•                  First quarter net sales were down compared to the year-ago period. The decrease in net sales was driven by unfavorable foreign currency impacts and lower core volumes, partially offset by favorable price/mix primarily due to pass-throughs for higher raw material costs and foreign exchange impacts.

Operating income

•                  Reported and adjusted operating income for the quarter were $161 million and $166 million, decreases of 18 percent and 17 percent, respectively, from the same period last year. The decreases were largely attributable to foreign-exchange impacts and higher raw material and production costs, partially offset by improved price/mix.

•                  First quarter reported operating income was lower than adjusted operating income by $5 million primarily attributable to restructuring charges related to Cost Smart initiatives of $4 million. The remaining $1 million is related to the acquisition and integration of the Western Polymer business.

North America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
First quarter	874	-5	-14	5	860	-2%

Operating income

•                  First quarter operating income was $125 million, a decrease of $18 million from a year ago. The decrease was driven by higher inventory and production costs, higher net corn costs, and a modest impact from the extreme weather in the U.S. and Canada.

South America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
First quarter	249	-63	-14	46	218	-12%

Operating income

•                  First quarter operating income was $18 million, a decrease of $8 million from a year ago. Foreign exchange impacts and lower volumes in Argentina and Brazil more than offset pricing actions.

Asia-Pacific

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
First quarter	194	-7	-4	11	194	—

Operating income

•                  First quarter operating income was $20 million, down $3 million from a year ago. Specialty volume growth and improved price/mix were more than offset by higher regional corn costs and foreign exchange impacts.

Europe, Middle East, and Africa (EMEA)

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
First quarter	152	-21	6	11	148	-3%

Operating income

•                  First quarter operating income was $24 million, down $7 million from a year ago. Unfavorable foreign exchange impacts and higher raw material costs across the region more than offset specialty and core volume growth and improved price/mix.

Share Repurchases

•                  On November 5, 2018, the Company entered into a Variable Timing Accelerated Share Repurchase (“ASR”) program with JPMorgan (“JPM”).  Under the ASR program, the Company paid an initial price of $455 million on November 5, 2018, and acquired 4.0 million shares of its common stock having an approximate value of $423 million on that date.  On February 5, 2019, the Company and JPM settled the difference between the initial price and average daily volume weighted average price (“VWAP”) less the agreed upon discount during the term of the agreement.  The final VWAP was $98.04 per share, which was less than originally paid.  The Company settled the difference in cash, resulting in JPM returning $63 million of the upfront payment to the Company on February 6, 2019 and lowering the total cost of repurchasing the 4.0 million shares of common stock to $392 million.

2019 Outlook

The Company expects 2019 adjusted EPS to be in the range of $6.80-$7.20 compared to adjusted EPS of $6.92 in 2018. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. Compared with last year, the 2019 full-year outlook assumes: North America operating income is flat to down assuming current market values for corn and corn by-products, which have been negatively impacted by crop inventory imbalances arising from a U.S. and China trade dispute; South America operating income is flat due to persistent macroeconomic challenges; Asia-Pacific and EMEA operating incomes are expected to be flat to modestly up; an adjusted effective tax rate range of approximately 26.5-27.5 percent; and continued higher-value specialty ingredients growth.  The Company expects operating income to be higher in the second half of 2019 relative to 2018, given the anticipated layout of corn costs in North America and anticipated impacts of foreign-exchange.

Cash from operations in 2019 is expected to be in the range of $630 million to $680 million. Capital expenditures are anticipated to be between $330 million to $360 million.

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 9 a.m. ET (8 a.m. CT) hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

Upcoming Communications

James Gray, executive vice president and chief financial officer, will participate in the 14th Annual Farm to Market conference on Thursday, May 16 at 8:50 a.m. ET in New York City.  The webcast will be available on the Company’s website, www.ingredion.com, in the “Company and Investors” section, under “Investors/Presentations & Presentations/Webcasts.”

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With Ingredion Idea Labs® innovation centres around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars. For more information, visit Ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic and political conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; energy costs and availability; freight and shipping costs; and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates, particularly United States tax reform enacted in 2017; operating difficulties; availability of raw materials, including potato starch, tapioca, gum Arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change
(in millions, except per share amounts)	2019	2018	%
Net sales before shipping and handling costs	$1,536	$1,581	(3)%
Less: shipping and handling costs	116	112	(4)%
Net sales	1,420	1,469	(3)%
Cost of sales	1,104	1,115
Gross profit	316	354	(11)%

Operating expenses	150	156	(4)%
Other expense (income), net	1	(2)
Restructuring/impairment charges	4	3
Operating income	161	197	(18)%
Financing costs, net	22	16
Other, non-operating income	—	(1)
Income before income taxes	139	182	(24)%
Provision for income taxes	37	39
Net income	102	143	(29)%
Less: Net income attributable to non-controlling interests	2	3
Net income attributable to Ingredion	$100	$140	(29)%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	66.8	72.3
Diluted	67.4	73.6

Earnings per common share of Ingredion:
Basic	$1.50	$1.94	(23)%
Diluted	$1.48	$1.90	(22)%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$255	$327
Short-term investments	4	7
Accounts receivable — net	1,013	951
Inventories	862	824
Prepaid expenses	36	29
Total current assets	2,170	2,138

Property, plant and equipment — net	2,208	2,198
Goodwill	815	791
Other intangible assets — net	453	460
Operating lease assets	146	—
Deferred income tax assets	11	10
Other assets	129	131
Total assets	$5,932	$5,728

Liabilities and equity
Current liabilities
Short-term borrowings	$153	$169
Accounts payable and accrued liabilities	748	777
Total current liabilities	901	946

Non-current liabilities	203	217
Long-term debt	1,957	1,931
Non-current operating lease liabilities	113	—
Deferred income tax liabilities	193	189
Share-based payments subject to redemption	21	37

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 shares issued at March 31, 2019 and December 31, 2018	1	1
Additional paid-in capital	1,137	1,096
Less: Treasury stock (common stock; 11,131,668 and 11,284,681 shares at March 31, 2019 and December 31, 2018, respectively) at cost	(1,050)	(1,091)
Accumulated other comprehensive loss	(1,160)	(1,154)
Retained earnings	3,594	3,536
Total Ingredion stockholders’ equity	2,522	2,388
Non-controlling interests	22	20
Total equity	2,544	2,408

Total liabilities and equity	$5,932	$5,728

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(in millions)	2019	2018

Cash provided by operating activities:
Net income	$102	$143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51	54
Mechanical stores expense	13	15
Deferred income taxes	5	8
Margin accounts	1	16
Changes in other trade working capital	(171)	(134)
Other	17	48
Cash provided by operating activities	18	150

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(80)	(95)
Payments for acquisitions, net of cash acquired of $4 and $-, respectively	(41)	—
Short-term investments	3	3
Other	—	6
Cash used for investing activities	(118)	(86)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	8	(212)
Repurchases of common stock, net	63	—
Issuances of common stock for share-based compensation, net of settlements	(1)	(3)
Dividends paid, including to non-controlling interests	(42)	(46)
Cash provided by (used for) financing activities	28	(261)

Effect of foreign exchange rate changes on cash	—	3
Decrease in cash and cash equivalents	(72)	(194)
Cash and cash equivalents, beginning of period	327	595
Cash and cash equivalents, end of period	$255	$401

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
(in millions)	2019	2018	%
Net Sales
North America	$860	$874	(2)%
South America	218	249	(12)%
Asia Pacific	194	194	0%
EMEA	148	152	(3)%
Total Net Sales	$1,420	$1,469	(3)%

Operating Income
North America	$125	$143	(13)%
South America	18	26	(31)%
Asia Pacific	20	23	(13)%
EMEA	24	31	(23)%
Corporate	(21)	(23)	9%
Sub-total	166	200	(17)%
Acquisition/integration costs	(1)	—
Restructuring/impairment charges	(4)	(3)
Total Operating Income	$161	$197	(18)%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2019		March 31, 2018
	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$100	$1.48	$140	$1.90

Add back:

Acquisition/integration costs, net of income tax benefit of $- million for the three months ended March 31, 2019 and 2018 (i)	1	0.01	—	—

Restructuring/impairment charges, net of income tax benefit of $1 million and $- million for the three months ended March 31, 2019 and 2018 (ii)	3	0.05	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$104	$1.54	$143	$1.94

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the first quarter in 2019, the Company recorded $4 million of pre-tax restructuring charges, comprised of $3 million of employee-related severance and other costs as part of the Cost Smart SG&A program and $1 million in restructuring expenses as part of the Cost Smart cost of sales program in relation to the cessation of wet-milling at the Stockton, California plant.

During the first quarter in 2018, the Company recorded $3 million of pre-tax restructuring charges consisting of $2 million of other costs associated with the Company’s North America Finance Transformation initiative and $1 million of other costs related to the abandonment of certain assets related to our leaf extraction process in Brazil.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions, pre-tax)	2019	2018

Operating income	$161	$197

Add back:

Acquisition/integration costs (i)	1	—

Restructuring/impairment charges (ii)	4	3

Non-GAAP adjusted operating income	$166	$200

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended March 31, 2019
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$139	$37	26.6%

Add back:

Acquisition/integration costs (i)	1	—

Restructuring/impairment charges (ii)	4	1

Adjusted Non-GAAP	$144	$38	26.4%

	Three Months Ended March 31, 2018
	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$182	$39	21.4%

Add back:

Restructuring/impairment charges (ii)	3	—

Adjusted Non-GAAP	$185	$39	21.1%

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of Anticipated GAAP Diluted Earnings per Share (“ GAAP EPS”)

to Anticipated Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Anticipated EPS Range
	for Full Year 2019
	Low End	High End
GAAP EPS	$6.44	$6.91

Add:

Acquisition/integration costs (iii)	0.03	0.02

Restructuring/impairment charges (iv)	0.33	0.27

Adjusted EPS	$6.80	$7.20

Above is a reconciliation of our anticipated full year 2019 diluted EPS to our anticipated full year 2019 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(iii) Reflects expected costs related to the acquisition and integration of the business acquired from Western Polymer, LLC. and acquisitions to be determined.

(iv) Primarily reflects current estimates for 2019 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.